[LOGO]    Isonics
          Corporation

FOR RELEASE APRIL 29, 1998 AT 7:30 AM EDT
-----------------------------------------

Contact:     Matt Clawson (Investors)       or          Paul J. Catuna
             Owen Daley (Media)                         Vice President, Finance
             Allen & Caron, Inc.                        Isonics Corporation
             (949) 252-8440                             (408) 260-0155



                 ISONICS CORPORATION SIGNS AGREEMENT TO ACQUIRE
                   INTERNATIONAL PROCESS RESEARCH CORPORATION

SAN  JOSE,  CA  (April  29,  1998) . . . . .  Isonics  Corporation  (OTC:  ISON)
announced today that it has signed a definitive agreement to acquire Golden, CO-based International Process Research Corporation (Interpro), a privately held company, in exchange for 354,000 restricted shares of Isonics common stock. The transaction is expected to close within the next month subject to customary closing conditions. According to the announcement by Isonics President and CEO James E. Alexander, the Interpro acquisition is a key element in the Company's expansion strategy. It will provide Isonics with in-house processing and manufacturing capabilities for its core-market depleted zinc (DZ) product and for developing enriched isotopes for other applications, including diagnostic breath tests and imaging for the healthcare market.

         Interpro, which has been doing business as Colorado Minerals Research Institute, is a contract research, process development, and materials processing operation with 25 employees. Results for its year ended December 31, 1997 reflected sales of $2.3 million with revenue for the first calendar quarter of 1998 exceeding $900,000. Interpro will operate as a wholly owned subsidiary of Isonics from its current location which includes office, laboratory and pilot plant facilities as well as ample room for expansion. Further terms were not disclosed.

         James E. Alexander Isonics' President commented, "Interpro has been the primary supplier of processing services for our core DZ product for the past five years." DZ is used as an additive in nuclear power plants to reduce corrosion and cracking of key components and to reduce radiation exposure to plant workers. Alexander went on to state, "The acquisition of this important supplier is a logical step in the continued growth and development of Isonics as we drive to bring more valued-added manufacturing under our direct control. Interpro adds revenue, profits, a talented management team and a skilled work force to Isonics. It provides an infrastructure platform for expansion into domestic production of stable isotopes, such as carbon-13 and for valued-added processing of a range of high purity materials. Interpro is the first of a number of business and technology acquisitions the Company intends to pursue which are designed to shift manufacturing focus from Russia and Georgia to the United States and Europe."

         Interpro Owner and President Robert H. Cuttriss, Ph.D., noted, "Having worked closely with Isonics for years, we have gained a good understanding of their commitment to the development of advanced materials and chemicals and their considerable opportunities in the isotope marketplace. The combination of these factors with the strategic and operational benefits of the Interpro organization and facilities make this acquisition an excellent vehicle for future growth."

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                4010 Moorpark Ave. Suite 119 * San Jose CA 95117
                       (408) 260-0155 * Fax (408) 260-2110

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ISONICS CORPORATION SIGNS AGREEMENT TO ACQUIRE
Page 2-2-2


         Isonics is a specialty chemical and advanced materials company which develops and commercializes products based on enriched stable isotopes. Stable isotopes can be thought of as ultra-ultra pure materials. This high degree of purification provides enhanced performance properties compared to normal materials. Stable isotopes have commercial uses in several areas, including energy; research, medical diagnostics, and drug development; product tagging and stewardship; semiconductors; lasers; and optical materials.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein, including the risk that the acquisition may not close due to a variety of reasons, the risks inherent in acquiring a company in Interpro's industry (e.g., assumption of known and unknown liabilities, including environmental liabilities), and the risk that future business and technology acquisitions may not occur for a variety of reasons, including the unavailability of financing. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company's control. Other important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company's Prospectus, dated September 22, 1997, and its recent 10-QSB's filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in those filings with the Securities and Exchange Commission.

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